UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Koppers Holdings Inc.

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NOTICE OF 2019 ANNUAL MEETING AND PROXY STATEMENT KOPPERS HOLDINGS INC.

April 1, 2019

Dear Fellow Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222 on Thursday, May 2, 2019, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect eight directors, to hold an advisory vote on executive compensation and to ratify the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The proxy statement describes the business we will conduct at the meeting and provides information about

Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2018.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Leroy M. Ball, Jr.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 2, 2019
Time:	10:00 a.m. Eastern Daylight Time
Place:	Duquesne Club 325 Sixth Avenue, Pittsburgh, PA 15222

Proposals:

1.	To elect eight members of our board of directors.
2.	To approve an advisory resolution on our executive compensation.
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:

You can vote if you were a shareholder of record on March 18, 2019.

If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least fifteen (15) days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting of Shareholders.

By Order of the Board of Directors

Steven R. Lacy

Chief Administrative Officer,

General Counsel and Secretary

April 1, 2019

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 2, 2019

A complete copy of this proxy statement and our annual report for the year ended December 31, 2018 are also available at www.proxydocs.com/KOP.

2019 PROXY SUMMARY

2019 Proxy Summary

This 2019 Proxy Summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About This Annual Meeting

Date and Time:	Thursday, May 2, 2019 at 10:00 a.m. Eastern Daylight Time

Location:	Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222

Record Date:	March 18, 2019

Voting:	Shareholders as of the record date have one vote for each share held on the record date for each proposal.

Who can vote (page 47)

You are entitled to vote if you owned shares of our common stock at the close of business on the record date, March 18, 2019. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on or about April 1, 2019.

How to cast your vote (page 47)

You may vote your shares by proxy or in person at the annual meeting. If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
• Elect eight members of the board of directors	FOR each director nominee	1
• Approve an advisory resolution on our executive compensation	FOR	45
• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019	FOR	46

Board Nominees

Name	Age	Director Since	Independent	Committee Memberships
Leroy M. Ball, Jr.	50	2015	No	SHE
Sharon Feng, Ph.D.	60	2009	Yes	NCG; SHE (Chair)
Traci L. Jensen	52	2018	Yes	AC; MDC; SHE; SRC
David L. Motley	60	2018	Yes	AC; NCG; SRC
Albert J. Neupaver	68	2009	Yes	AC; MDC; SRC (Chair)
Louis L. Testoni	69	2013	Yes	AC (Chair); NCG; SRC
Stephen R. Tritch	69	2009	Yes	AC; MDC (Chair); NCG; SRC
Sonja M. Wilkerson	58	2018	Yes	MDC; NCG; SHE

AC	Audit Committee
MDC	Management Development and Compensation Committee
NCG	Nominating and Corporate Governance Committee
SHE	Safety, Health and Environmental Committee
SRC	Strategy and Risk Committee

2018 Performance Highlights1:

•	We achieved record high sales of $1.7 billion, which represented year-over-year sales growth of approximately 16%. Excluding acquisitions, year-over-year sales increased approximately 5%.

•

Net income attributable to Koppers for 2018 was $23.4 million compared with net income of $29.1 million in the prior year. As adjusted, earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $221.6 million, which represented year-over-year growth of approximately 10.6% and a fourth consecutive year of improved adjusted EBITDA.

1 On pages iv-v, 16 and 18-21, we refer to our 2018 adjusted EBITDA, adjusted EBITDA margin and adjusted EPS results. Adjusted EBITDA, adjusted EBITDA margin and adjusted EPS are non-GAAP measures, which provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, our board of directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plan. The adjustments to EBITDA, EBITDA margin and EPS, as well as reconciliations to the most directly comparable GAAP measures, are set forth in Annex A of this proxy statement. These reconciliations also reflect how adjusted EBITDA is calculated for purposes of compensation.

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2019 PROXY SUMMARY

•	Adjusted EBITDA margin for 2018 was 13%, which is the second consecutive year that our adjusted EBITDA margin was greater than or equal to 13%.

•	We achieved earnings per share (“EPS”) of $1.10 for fiscal year 2018 compared with $1.32 in the prior year. As adjusted, EPS was $3.50 compared with $3.68 in the prior year.

•	In April 2018, we re-entered the North American utility pole market with the acquisition of Cox Industries, Inc., which has been renamed Koppers Utility and Industrial Products Inc.

•	In February 2018, Koppers Inc. acquired M.A. Energy Resources, LLC, a business related to the recovery of used crossties, which has been renamed Koppers Recovery Resources LLC.

•	We completed construction and commissioning of our new naphthalene unit at our Stickney, Illinois facility in the third quarter of 2018.

Executive Compensation Highlights:

In awarding compensation to each of our named executive officers (“NEOs”) in 2018 our management development and compensation committee considered the company’s overall performance for the year and performance for the business units managed by the NEO, as applicable. The table below reflects, for each NEO, the total direct compensation awarded in 2018.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	PSUs	Stock Options	RSUs	Total Direct Compensation
Leroy M. Ball, Jr.	$833,338	$725,350	$1,269,319	$672,361	$448,240	$3,948,608
Michael J. Zugay	$388,243	$202,760	$ 268,772	$142,376	$ 94,890	$1,097,041
James A. Sullivan	$388,642	$219,143	$ 339,782	$179,997	$119,974	$1,247,538
Steven R. Lacy	$433,438	$226,363	$ 300,060	$158,955	$105,955	$1,224,771
Thomas D. Loadman	$380,471	$209,650	$ —	$233,216	$233,210	$1,056,547

Our Summary Compensation Table can be found on page 27. In accordance with SEC regulations, the Summary Compensation Table also reports amounts for Changes in Pension Value and Nonqualified Deferred Compensation and All Other Compensation.

Key Pay-for-Performance Features of Our Executive Compensation Program:

•	Total compensation consists primarily of base salary, an annual cash incentive and long-term equity incentives.

•	Our NEOs received annual incentive awards ranging from 89% to 103% of their targets, in certain cases after taking into account adjusted EBITDA performance at the business units they run.

•

Long-term incentives comprise a significant portion of the executives’ total compensation package, with approximately 50% of such awards consisting of performance-based restricted stock units (“PSUs”) with a three-year performance measurement period.

•	PSUs do not vest unless a threshold level of performance is surpassed.

•	Executives receive only limited perquisites, all of which are for business-related purposes.

Corporate Governance Highlights:

Majority Voting and Director Resignation Policy

Our board is subject to a majority voting requirement; any director not receiving a majority of votes cast (excluding abstentions) in an uncontested election must tender his or her resignation to the board.

Term Limits for Directors

All directors, other than our CEO, who are first elected to the board of directors after August 2, 2017, will have a term limit of 15 years, unless the board approves an exception to this limit, which the board has the authority to do on a case-by-case basis.

Age Limits for Directors

A director is not eligible to stand for re-election if he or she has reached 74 before the date of election, unless the board approves an exception to this limit, which the board has authority to do on a case-by-case basis. In accordance with this limit, Cynthia A. Baldwin and T. Michael Young will not stand for re-election to the board.

Declassified Board Structure	Our entire board is re-elected every year; we have no staggered elections.
Annual Board and Committee Self-Evaluations	Our board and committees engage in thorough self-evaluations on an annual basis.
No Poison Pill	The company currently does not have a poison pill in place.
Independent Board	Our board is comprised of all independent directors, other than Mr. Ball, and our independent directors regularly meet in executive sessions.
Stock Ownership Guidelines for Directors and Stock Ownership Requirements for Executive Officers

We have adopted stock ownership guidelines for directors and stock ownership requirements for executives that encourage a long-term perspective and ensure that the interests of directors and executives are closely aligned with shareholders. All directors and executive officers are in compliance with these stock ownership guidelines and requirements, respectively.

Corporate Governance Guidelines	We have adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines are reviewed at least annually.
Strong Board Attendance	In 2018, we had cumulative director attendance of 99% at board and committee meetings.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

We are asking shareholders to elect the eight nominees named in this proxy statement to serve on the board of directors of Koppers Holdings Inc. (the “company,” “Koppers,” “we” or “us”) until the 2020 Annual Meeting of shareholders or until their successors have been duly elected and qualified.

On September 10, 2018, we increased the size of our board of directors from eight to 11 directors and elected Traci L. Jensen, David L. Motley and Sonja M. Wilkerson as directors of the company. On October 11, 2018, David M. Hillenbrand, Ph.D., notified us of his resignation as Chairman of our board of directors, effective immediately due to personal and health reasons and not as a result of any disagreement with the company. In connection with Dr. Hillenbrand’s resignation as a director, the size of our board of directors was reduced from 11 to 10 directors. Our board of directors also elected Mr. Stephen R. Tritch, who has served as an independent director since 2009, as Chairman of the board, effective as of October 14, 2018.

Current directors Cynthia A. Baldwin and T. Michael Young will not stand for re-election to the board. Under the retirement age criteria of our corporate governance guidelines, Justice Baldwin and Mr. Young are ineligible for re-election at this annual meeting, and they will retire from the board of directors as of the annual meeting date. Following the annual meeting, the size of the board will be reduced to eight members.

Each nominee currently serves on our board of directors, has been nominated for election by our nominating and corporate governance committee and approved by our board. The board has nominated Leroy M. Ball, Jr., Sharon Feng, Traci L. Jensen, David L. Motley, Albert J. Neupaver, Louis L. Testoni, Stephen R. Tritch and Sonja M. Wilkerson for election.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

As set forth in our corporate governance guidelines, all directors, other than our CEO, who are first elected to the board of directors after August 2, 2017, will have a term limit of 15 years, unless the board approves an exception to this limit, which the board has the authority to do on a case-by-case basis. In addition, a director will not be eligible to stand for re-election as a director where he or she has reached the age of 74 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

In any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected.

If any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the board of directors within ten days following certification of the election results. The nominating and corporate governance committee of the board of directors, or such other committee as the board may designate, will then recommend to the board whether to accept or reject such director’s resignation, or whether other action should be taken. The nominating and corporate governance committee may consider any factors it considers appropriate or relevant in considering whether to accept or reject a director’s resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results. If the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with our bylaws.

Your proxy will be voted “FOR” the election of the nominees set forth in the proxy card, unless you vote against, or abstain from voting for or against, one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Director Qualifications

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad- based business skills and experiences, prominence and reputation in their profession, global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The board of directors recommends a vote “FOR” the election of all eight nominees.

Biographical Summaries of Nominees

NOMINEES

Leroy M. Ball, Jr.

Age 50

Director Since 2015

Mr. Ball has served as President and Chief Executive Officer of the company and Koppers Inc., our wholly-owned subsidiary, since January 1, 2015. From August 2014 through December 2014, Mr. Ball served as Chief Operating Officer of the company and Koppers Inc. and from May 2014 until August 2014, Mr. Ball served as both Chief Operating Officer and Chief Financial Officer of the company and Koppers Inc. Mr. Ball served as Vice President and Chief Financial Officer of the company and Koppers Inc. from September 2010 to May 2014. Prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon Inc., a provider of services, products and solutions for purifying water and air, since 2002. Mr. Ball has been a director of Koppers Inc. since May 2013. Mr. Ball has served as a director of Allegheny Technologies Incorporated, a public company and global manufacturer of technically advanced specialty materials and complex components, since February 2019.

Mr. Ball has significant leadership experience in global businesses and valuable financial expertise and experience. As the only current management representative on our board, Mr. Ball enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Sharon Feng, Ph.D.

Age 60

Director Since 2009

Dr. Feng has served as Head, Industrial and Packing Coatings Research & Development of PPG Industries, Inc., a public company and a global supplier of paints, coatings, optical products, and specialty materials, since June 2018. In addition, Dr. Feng has served as the Chief Executive Officer of ImmunArtes LLC, a biotech startup company, since November 2017. From September 2012 to June 2018, Dr. Feng held the positions of Executive Director and subsequently the Senior Associate Dean for Budget and Strategy of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with PPG Industries, Inc., Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of operations in that region.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Traci L. Jensen

Age 52

Director Since 2018

Ms. Jensen has served as Senior Vice President, Global Construction Adhesives, at H.B. Fuller Company, a global adhesives manufacturer based out of St. Paul, Minnesota, since September 2016. From January 2012 to September 2016, Ms. Jensen served as Senior Vice President, Americas Adhesives, at H.B. Fuller Company. Additionally, Ms. Jensen serves on the board of H.B. Fuller Foundation and previously served as Executive Committee Chairman on the Adhesives and Sealants Council.

Ms. Jensen’s experience in international operations within the chemicals industry and unique chemicals industry insights, developed through her leadership responsibilities in areas such as manufacturing, sales, marketing, research and development, and human resources, bring important perspective to the board’s discussions. In particular, Ms. Jensen’s international expertise contributes to the board’s consideration of our global operations.

David L. Motley

Age 60

Director Since 2018

Mr. Motley has served as Managing Partner with BlueTree Venture Fund, a venture fund based in Pittsburgh, Pennsylvania, since April 2012. In addition, Mr. Motley has served as Chief Executive Officer and President of MCAPS, LLC, a professional services company, since January 2018. From February 2011 to July 2017, Mr. Motley served as Senior Managing Partner of Headwaters SC, a private equity advisory services company.

During his career, Mr. Motley has served in various leadership roles involving strategic planning, business group management, mergers and acquisitions, and corporate portfolio management. With more than 30 years of experience in consulting with executive management across multiple industries, Mr. Motley has been instrumental in developing corporate diversity initiatives in the U.S. and has also served as a director on various non-profit charitable and educational organizations. Mr. Motley is also an experienced board member, having served as a director of F.N.B. Corporation, a public financial services corporation, since July 2013. In addition to his board experience, Mr. Motley’s knowledge and experience in corporate strategy, mergers and acquisitions and other corporate growth initiatives deliver valuable insight to the board and enhance Mr. Motley’s ability to evaluate these matters as a member of our board.

Albert J. Neupaver

Age 68

Director Since 2009

Mr. Neupaver has served as the Chairman and subsequently the Executive Chairman of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry, since May 2017. From May 2014 to May 2017, Mr. Neupaver served as the Executive Chairman of Westinghouse Air Brake Technologies Corporation. From February 2006 until May 2014, Mr. Neupaver served as the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013 and a director of Genesee & Wyoming Inc., a public company and owner/operator of short line and regional freight railroads, since October 2015. His other affiliations include service on the board of directors of the Carnegie Science Center, the board of trustees of the Carnegie Museums of Pittsburgh and the Children’s Hospital Foundation Board. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Louis L. Testoni

Age 69

Director Since 2013

Mr. Testoni has served as a member of the board of directors of ABARTA, Inc., a private holding company, since April 2011, and was recently elected Independent Lead Director. Mr. Testoni has also served as the Lead Independent Director for Control Concepts Corporation, Inc., a family-owned business, since 2015, and as a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. Mr. Testoni served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, from September 2012 until June 2016. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as a member of the board of trustees of The Frick Art and Historical Center and as a member of the board of Achieving The Dream, Inc., a non-profit seeking to bring under-educated urban youth into colleges for advanced education and technical training. Mr. Testoni also previously served as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Stephen R. Tritch

Age 69

Director Since 2009

Mr. Tritch served as the Chief Executive Officer of Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, from June 2002 to June 2008. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. Mr. Tritch has served as a director of Charah Solutions, Inc., a leading provider of mission critical environmental and maintenance services to the power generation industry, since June 2018, and currently serves as Chairman of its board. His additional leadership roles include service as the Chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

Sonja M. Wilkerson

Age 58

Director Since 2018

Ms. Wilkerson has served as the Executive Vice President and Chief Human Resource Officer of Bloom Energy Corporation, which designs, manufactures and sells solid-oxide fuel cell systems, since January 2019. From December 2016 to January 2019, Ms. Wilkerson served as the Senior Vice President, Human Resources, at Infinera Corporation, a vertically integrated packet-optical solutions provider, serving the largest network operators in the world. From November 2014 to December 2016, Ms. Wilkerson served as Vice President, Human Resources, at Hewlett Packard Enterprise. From October 2004 to October 2014, Ms. Wilkerson served as Director, Human Resources, at Cisco Systems.

Ms. Wilkerson brings years of global and diverse experience having served as a Vice President of Administration, responsible for human resources, information technology and facilities management for both domestic and international operations. In addition, Ms. Wilkerson has led merger integration activities and successfully managed the joining of diverse international cultures. Ms. Wilkerson’s depth of experience in human resources and talent management, especially with respect to planning for the workforce of the future, serve as a unique resource and valuable viewpoint in the board’s discussions.

Board Meetings and Committees

Board Meetings

Our corporate governance guidelines provide that our directors are expected to attend the meetings of the board, the board committees on which they serve and the annual meeting of shareholders. All directors then in office typically attend all committee meetings. All directors then in office attended our 2018 annual meeting of shareholders.

During 2018, the board held nine meetings. Each incumbent director attended at least 75 percent of the aggregate number of meetings of our board and of the committees on which he or she sat, and the cumulative attendance at meetings of our board and committees of our board during 2018 was 99 percent.

Board Committees

Our board of directors currently has five standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, a safety, health and environmental committee and a strategy and risk committee. Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Our shares of common stock are listed on the New York Stock Exchange, or NYSE. We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we refer to as the SEC, including the rules relating to independent members on certain of our board committees. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the NYSE rules.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Audit Committee	Members: Louis L. Testoni (Chair, Audit Committee Financial Expert), Cynthia A. Baldwin, Traci L. Jensen, David L. Motley, Albert J. Neupaver, Stephen R. Tritch, T. Michael Young

All Members Independent 5 meetings in 2018	Responsibilities. The audit committee’s responsibilities include oversight of the integrity of our financial statements; the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor; review of the independence of our independent auditor; resolution of disagreements between our management and our independent auditor and oversight of our internal audit function. The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Overseeing the Integrity of our Financial Statements. The audit committee’s responsibilities include oversight of the integrity of our financial statements, which entails:

•  Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•  Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•  Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to significant audit issues or concerns and management’s response thereto;

•  Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•  Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•  Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

Appointment and Supervision of the Independent Auditor. In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•  Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•  Reviewing all non-audit services proposed to be provided by the independent auditor;

•  Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•  Reviewing the qualifications and performance of the independent auditor and the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•  Reviewing and approving, as appropriate, the compensation of the independent auditor.

Receipt and Treatment of Complaints. The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Management Development and Compensation Committee	Members: Stephen R. Tritch (Chair), Traci L. Jensen, Albert J. Neupaver, Sonja M. Wilkerson, T. Michael Young

All Members Independent 6 meetings in 2018	Responsibilities. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Conduct and are commensurate with the high standards of performance expected of our directors and officers.

Director and Executive Compensation. The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation and, based in part on recommendations from our chief executive officer, the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive compensation plans.

Administration of Incentive Compensation Plans. The management development and compensation committee is charged with administering our cash-based and equity-based incentive compensation plans, which we refer to as incentive compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

Succession Planning. At least annually, after considering the recommendations of management, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management.

Use of Advisers. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee	Members: T. Michael Young (Chair), Sharon Feng, David L. Motley, Louis L. Testoni, Stephen R. Tritch, Sonja M. Wilkerson

All Members Independent 7 meetings in 2018	Recommendations for Director Candidates. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates. The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management.

Oversight of the Evaluation of the Board and Management. The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

Corporate Governance Matters. The committee is committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the committee developed and recommended to the board of directors a set of corporate governance guidelines. The committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, bylaws, the Code of Conduct and the Code of Ethics Applicable to Senior Officers at least once every two years. The committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Conduct, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Safety, Health and Environmental Committee	Members: Sharon Feng (Chair), Cynthia A. Baldwin, Leroy M. Ball, Jr., Traci L. Jensen, Sonja M. Wilkerson

4 meetings in 2018	Our safety, health and environmental committee is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

Strategy and Risk Committee	Members: Albert J. Neupaver (Chair), Traci L. Jensen, David L. Motley, Louis L. Testoni, Stephen R. Tritch, T. Michael Young

All Members Independent 7 meetings in 2018

The committee’s responsibilities include, among other things:

•  Advising the board and management regarding long-range planning in the areas of transactions, financial matters, shareholder engagement, risk management and related matters;

•  Assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks;

•  Reviewing significant relationships with analysts, shareholders, financing sources and related parties;

•  Reviewing and advising the board and management regarding the company’s strategic planning process;

•  Staying abreast of activities of the company’s shareholders and other stakeholders;

•  Monitoring shareholder turnover;

•  Reviewing governance as it pertains to the company’s shareholder base; and

•  Preparing in advance in order to respond to engagement from the company’s shareholders.

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CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices,” which promote the long-term interests of shareholders and strengthen board and management accountability.

Our corporate governance guidelines address matters such as:

•	the selection and composition of the board;

•	board leadership;

•	board performance;

•	the board’s relationship to senior management;
•	meeting procedures;

•	committee matters;

•	leadership development; and

•	stock ownership guidelines for non-employee directors.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

For a director to qualify as independent, our board must affirmatively determine that a director does not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company). Our board has established its own guidelines for what constitutes independence for directors (which are included in our corporate governance guidelines available on our website at www.koppers.com) which conform to, or are more exacting than, the independence requirements of the NYSE. In making its independence determinations, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

Our Guidelines on Independence

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to help determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;
•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

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CORPORATE GOVERNANCE MATTERS

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Our Board’s Independence Determinations

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Justice Baldwin, Dr. Feng, Ms. Jensen, Mr. Motley, Mr. Neupaver, Mr. Testoni, Mr. Tritch, Ms. Wilkerson and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Ball is not independent.

Board Leadership Structure

Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders. Mr. Tritch, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions.

Executive Sessions

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the independent Presiding Director. The independent Presiding Director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The independent Presiding Director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

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CORPORATE GOVERNANCE MATTERS

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees as follows:

Committee	Risk Oversight Responsibilities
Audit

•  Review with management and our independent auditor the company’s risk assessment and risk management practices and discuss policies with respect to risk assessment and risk management

•  Oversee the company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating such risks

Nominating and Corporate Governance	• Manage risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance
Management Development and Compensation	• Review risks associated with human capital, employee benefits and executive compensation
Safety, Health and Environmental	• Assess regulatory and compliance risks associated with the company’s safety, health and environmental performance
Strategy and Risk

•  Assess and provide oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks

Code of Conduct and Code of Ethics

Our board of directors has adopted a Code of Conduct for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Conduct covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Conduct and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the SEC rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting practices, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

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CORPORATE GOVERNANCE MATTERS

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With respect to the 2020 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before December 3, 2019 in accordance with SEC Rule 14a-8.

Pursuant to our bylaws, in order to recommend a nominee for election at our annual meeting a shareholder must provide advance notice of such nomination (1) if the meeting is to be held on a date that is within 30 days before or 30 days after the anniversary date of the prior annual meeting, not less than 120 days nor more than 150 days prior to such annual meeting, or (2) if the meeting is to be held on a date that is not within 30 days before or 30 days after the prior annual meeting, not later than the tenth day following the day on which notice of the date of the meeting was mailed or the first public disclosure of the date of such meeting was made, whichever occurs first. In the case of a special meeting to elect directors, notice must be received no later than the tenth day following the earlier of the day on which notice was mailed or the first public disclosure of the date of such meeting. Any such notice must set forth, among other things: (1) the name, age, address and principal occupation of the nominee; (2) a representation that the notifying shareholder intends to appear in person or by proxy to nominate the nominee; (3) the class and number of shares beneficially owned by the nominee; (4) the number of shares to be voted by the notifying shareholder for the nominee; (5) a description of all arrangements between the notifying shareholder and the nominee and other persons pursuant to which the nomination is to be made; (6) all information about the nominee that would be required to be disclosed in a proxy statement (including a written consent to serving as director); and (7) a written representation and agreement, (i) disclosing, and providing that if elected that he or she will disclose, any agreement with any person as to how such nominee will act or vote, (ii) disclosing, and providing that if elected that he or she will disclose, any other commitments that could interfere with his or her fiduciary duties, (iii) disclosing, and providing that if elected that he or she will disclose, any agreement with any person with respect to direct or indirect compensation or indemnification for services as director, and (iv) providing that if elected that he or she will comply with all applicable corporate governance, conflict of interest, stock ownership, trading, and other policies and guidelines.

As to the shareholder giving notice, any beneficial owner on whose behalf the nomination is made, and any person controlled by or controlling such shareholder and beneficial owners, such notice must set forth: (1) their name and address; (2) class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company; (3) a representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders; (4) whether hedging or other transactions have been made to mitigate a loss of such person; and (5) any other information relating to each party that would be required to be disclosed in a proxy statement.

All notices provided must be updated so that the information provided is true and correct as of the record date and as of the date that is ten business days prior to the meeting.

The company may also require any nominee to submit to background checks and an in-person interview and furnish such other information as reasonably required to determine the eligibility of the nominee to serve as an independent director or that could be material to the understanding of independence.

Under our bylaws, no nominations may now be made by shareholders for the 2019 annual meeting.

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CORPORATE GOVERNANCE MATTERS

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), reviewing our annual report on Form 10-K prior to the filing of such report with the SEC, and reviewing our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q with the SEC.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018, with management and with KPMG LLP, our independent auditor for 2018. The audit committee has discussed with our independent auditor the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2018 the audit committee received frequent reports from our director of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with KPMG LLP their independence. The audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act of 2002) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

Louis L. Testoni (Chairman)	Albert J. Neupaver
Cynthia A. Baldwin	Stephen R. Tritch
Traci L. Jensen	T. Michael Young
David L. Motley

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Stephen R. Tritch (Chairman)

Traci L. Jensen

Albert J. Neupaver

Sonja M. Wilkerson

T. Michael Young

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COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 18, 2019, by directors, including director nominees, the NEOs, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)
Cynthia A. Baldwin	20,976
Sharon Feng	26,016
Traci L. Jensen	1,768
David L. Motley	1,768
Albert J. Neupaver	50,316
Louis L. Testoni	20,338
Stephen R. Tritch	25,847
Sonja M. Wilkerson	1,768
T. Michael Young	35,516
Leroy M. Ball	380,146
Michael J. Zugay	96,923
James A. Sullivan	82,779
Steven R. Lacy	166,258
Thomas D. Loadman	116,195(3)
All Directors and Executive Officers as a Group (17 in total)	1,208,537

(1)

Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 18, 2019 through the exercise of stock options or vesting of restricted stock units: Mr. Ball, 198,161; Mr. Zugay, 45,615; Mr. Sullivan, 42,222; Mr. Lacy, 95,353; 2,430 restricted stock units for Justice Baldwin, Dr. Feng, Mr. Neupaver, Mr. Testoni, Mr. Tritch and Mr. Young; 1,768 restricted stock units for Ms. Jensen, Mr. Motley and Ms. Wilkerson; and all directors and executive officers as a group, 478,798.

(2)

The total number of shares beneficially owned by Mr. Ball and by all directors and executive officers as a group constitutes approximately 1.8% and 5.9%, respectively, of the outstanding shares of our common stock as of March 18, 2019.

(3)

According to the Form 4 filed January 3, 2019, Mr. Loadman beneficially owned 48,138 shares of our common stock on December 31, 2018. Includes 68,057 shares of common stock that Mr. Loadman had the right to acquire on or within 60 days after December 31, 2018 through the exercise of stock options or vesting of PSUs. Mr. Loadman retired on December 31, 2018.

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COMMON STOCK OWNERSHIP

Beneficial Owners of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 18, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	3,288,585	15.94%
SouthernSun Asset Management LLC(2) 240 Madison Avenue, Suite 700 Memphis, TN 38103	2,011,645	9.75%
Fuller & Thaler Asset Management, Inc.(3) 411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,829,536	8.87%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	1,608,670	7.80%
Division of Investment, Department of the Treasury, State of New Jersey(5) 50 West State Street, 9th Floor PO Box 290 Trenton, NJ 08625-0290	1,261,000	6.11%
State Street Corporation(6) One Lincoln Street Boston, MA 02111	1,243,590	6.03%

(1)

According to the amended Schedule 13G filed January 31, 2019, BlackRock, Inc. beneficially owns 3,288,585 shares of our common stock and has sole dispositive power over such shares. BlackRock, Inc. has sole voting power over 3,193,934 shares.

(2)

According to Schedule 13G filed February 14, 2019, SouthernSun Asset Management LLC beneficially owns 2,011,645 shares of our common stock and has sole dispositive power over such shares. SouthernSun Asset Management LLC has sole voting power over 1,901,966 shares.

(3)

According to the amended Schedule 13G filed February 14, 2019, Fuller & Thaler Asset Management, Inc. beneficially owns 1,829,536 shares of our common stock and has sole dispositive power over such shares. Fuller & Thaler Asset Management, Inc. has sole voting power over 1,792,822 shares.

(4)

According to the amended Schedule 13G filed January 10, 2019, The Vanguard Group, Inc. beneficially owns 1,608,670 shares of our common stock and has sole dispositive power over 1,572,479 shares, shared dispositive power over 36,191 shares, sole voting power over 36,771 shares and shared voting power over 1,551 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 34,640 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,682 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(5)

According to the amended Schedule 13G filed January 31, 2019, Division of Investment, Department of the Treasury, State of New Jersey beneficially owns 1,261,000 shares of our common stock and has sole dispositive power and sole voting power over such shares.

(6)

According to Schedule 13G filed February 14, 2019, State Street Corporation beneficially owns 1,243,590 shares of our common stock and has shared dispositive power over such shares. State Street Corporation has shared voting power over 506,806 shares.

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    15

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary
Our Compensation Philosophy

Our management development and compensation committee (which we refer to as the committee) makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders by attracting and retaining executives who will be inspired and motivated to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies.

Our Pay Practices	What we do:	What we don’t do:
	✓Directly link pay to performance	× No change in control tax gross-ups
	✓Weigh long-term incentives more heavily in favor of performance-based awards, as compared to our peer group	× No new participants in our Pension or Supplemental Executive Retirement Plans
	✓Require compliance with stock ownership requirements	× No stock options with exercise price below market
	✓Engage an independent consultant	× No hedging, pledging or short sales of our stock
✓Ability to clawback compensation in connection with a financial restatement

Our Performance

• We achieved record high sales of $1.7 billion, which represented year-over-year sales growth of approximately 16%. Excluding acquisitions, year-over-year sales increased approximately 5%.

• Net income attributable to Koppers for 2018 was $23.4 million compared with net income of $29.1 million in the prior year. As adjusted, EBITDA was $221.6 million, which represented year-over-year growth of approximately 10.6% and a fourth consecutive year of improved adjusted EBITDA.

• Adjusted EBITDA margin for 2018 was 13%, which is the second consecutive year that our adjusted EBITDA margin was greater than or equal to 13%.

• We achieved EPS of $1.10 for fiscal year 2018 compared with $1.32 in the prior year. As adjusted, EPS was $3.50 compared with $3.68 in the prior year.

Compensation of our Named Executive Officers

• Our NEOs received annual incentive awards ranging from 89% to 103% of their targets, in certain cases after taking into account adjusted EBITDA performance at the business units they run.

• Long-term incentives represented, on average, 54% of our NEOs’ 2018 total direct compensation, 46% of which were in the form of performance-based awards.

• On average, base salaries for NEOs were increased in 2018 by 3.0% (other than for promotions) in order to bring base salaries closer to market median.

Our Named Executive Officers	This Compensation Discussion and Analysis describes the compensation of the following NEOs:
	Name	Current Title
	Leroy M. Ball, Jr.	President and Chief Executive Officer
	Michael J. Zugay	Chief Financial Officer and Treasurer
	James A. Sullivan	Senior Vice President, Railroad Products and Services and Global Carbon Materials and Chemicals
	Steven R. Lacy	Chief Administrative Officer, General Counsel and Secretary
	Thomas D. Loadman	Former Senior Vice President*
* Mr. Loadman served as our Senior Vice President, Railroad Products and Services through May 1, 2018 and as our Senior Vice President, Koppers Inc. until his retirement on December 31, 2018.

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A significant portion of the total compensation of our NEOs should be based on performance and at risk. We will pay our NEOs higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.
•

Pay Competitively — We believe that total compensation for our NEOs should generally approximate the market median at target performance. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue and complexity. Our peer group is listed below in the section called “Companies Used for Defining Competitive Compensation.”

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Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Components of Our Compensation Program

The compensation objectives for our NEOs are achieved through the following mix of components of target direct compensation for our CEO and most other NEOs, respectively, which are discussed in more detail later in this Compensation Discussion and Analysis.

CEO Target Direct Compensation	Other NEO Target Direct Compensation

•

Base Salary — Recognizes different levels of responsibility within the company and serves as the basis for establishing target payouts for annual cash incentives and long-term equity incentives. Base salaries achieve our objectives to attract and retain our executives.

•

Annual Cash Incentive or ACI — Variable annual cash awards, based upon adjusted EBITDA performance. Annual cash incentives serve to enhance our business growth and profitability by linking executive pay to corporate performance. Annual cash incentives achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

•

Long-Term Equity Incentives — Comprised of PSUs, stock options and time-based restricted stock units (“RSUs”). Long-term equity incentives focus executives on the achievement of long-term corporate goals and strengthen the retention value of our compensation program. Long-term equity incentives also achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

In addition to the components outlined above, our compensation program also provides our executives with retirement benefits and certain business-related perquisites. While we do not consider these benefits key components of our compensation program, they do assist in achieving our compensation objectives of attracting and retaining talented executives.

2018 Say-on-Pay Vote

We received strong support for our executive compensation program in the annual “say on pay” vote with over 98% approval at the 2018 annual meeting. The committee believes these results reflect our shareholders’ affirmation of our executive compensation program. Nevertheless, the committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

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Our Compensation-Setting Process

Through the course of our compensation-setting process:

•	The independent members of our board make CEO compensation decisions, based on the recommendation of the committee;
•	The independent members of the board make compensation decisions regarding the other NEOs, based on the recommendation of the committee and the CEO; and

•	The committee is advised by an independent compensation consultant.

As in prior years, the fiscal year 2018 compensation decisions for our executive officers were made in three steps.

Steps	When
1. Design Program – The program for the year is approved (including targeted levels of annual and long-term pay, fixed and incentive compensation, and any base salary adjustment).	Beginning of fiscal year

2. Establish Range of Compensation Opportunities – Incentive compensation opportunities are set based on corporate performance or corporate and business unit performance. Minimum, target, and maximum performance levels and payouts are established for incentive awards.

Beginning of fiscal year
3. Review Performance – Performance is reviewed and incentive pool amounts are approved which leads to decisions about annual cash incentive awards.	Beginning of next fiscal year

The committee may use its judgment to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the NEOs. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient latitude to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Overview of 2018 Operating Performance and Summary of Annual Cash Incentive Determinations

Our 2018 results reflected our success in advancing our company’s strategy to be the global leader in wood-preservation based technologies and expanding our profitability. Specifically, we achieved the following operational milestones in 2018:

•	We achieved record high sales of $1.7 billion, which represented year-over-year sales growth of approximately 16%. Excluding acquisitions, year-over-year sales increased approximately 5%.

•

Net income attributable to Koppers for 2018 was $23.4 million compared with net income of $29.1 million in the prior year. As adjusted, EBITDA was $221.6 million, which represented year-over-year growth of approximately 10.6% and a fourth consecutive year of improved adjusted EBITDA.

•	Adjusted EBITDA margin for 2018 was 13%, which is the second consecutive year that our adjusted EBITDA margin was greater than or equal to 13%.

•	We achieved EPS of $1.10 for fiscal year 2018 compared with $1.32 in the prior year. As adjusted, EPS was $3.50 compared with $3.68 in the prior year.

As a result of our financial performance in 2018, annual cash incentives were paid to each of our NEOs, as discussed below.

Overview of 2018 NEO Compensation. Our 2018 actual NEO compensation includes both short- and long-term incentives established using financial and operational metrics. In addition to base salary, this structure, shown graphically below, includes an annual cash incentive and long-term equity incentives, comprised of PSUs (for all NEOs except Mr. Loadman), stock options and RSUs.

For our CEO, Mr. Ball, approximately 79 percent of 2018 compensation is pay-at-risk, which is payable over time or determined based upon financial goals. For our other NEOs, on average approximately 66 percent of 2018 compensation is pay-at-risk.

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2018 CEO Actual Compensation Mix	2018 Other NEOs Average Actual Compensation Mix

The following represents the total direct compensation to our NEOs for 2018.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	PSUs	Stock Options	RSUs	Total Direct Compensation
Leroy M. Ball	$833,338	$725,350	$1,269,319	$672,361	$448,240	$3,948,608
Michael J. Zugay	$388,243	$202,760	$268,772	$142,376	$94,890	$1,097,041
James A. Sullivan	$388,642	$219,143	$339,782	$179,997	$119,974	$1,247,538
Steven R. Lacy	$433,438	$226,363	$300,060	$158,955	$105,955	$1,224,771
Thomas D. Loadman	$380,471	$209,650	$—	$233,216	$233,210	$1,056,547

Please see our Summary Compensation Table on page 27 which also reports amounts for Changes in Pension Value and Nonqualified Deferred Compensation and All Other Compensation.

2018 Compensation Decisions and Performance

Base Salary. As part of setting pay mix and structure for 2018, the committee evaluated NEO base salaries. Annual salary increases are neither automatic nor guaranteed, but determined by the committee after taking into consideration each NEO’s position with the company, their respective responsibilities and experience and peer company information for similar positions. Based on this evaluation, the following base salary increases were approved for the NEOs in 2018. All increases were effective April 1, 2018 and approved by the committee. A base salary increase of 12.8% was awarded to Mr. Sullivan for 2018 in order to reflect his new responsibility as Senior Vice President, Railroad Products and Services and Global Carbon Materials and Chemicals, which he assumed on May 1, 2018.

NEO	Base Salary as of January 1, 2018	Base Salary as of April 1, 2018	Percentage Increase
Mr. Ball	$815,000	$839,450	3.0%
Mr. Zugay	$379,700	$391,091	3.0%
Mr. Sullivan	$354,600	$399,989	12.8%
Mr. Lacy	$423,900	$436,617	3.0%
Mr. Loadman	$339,240	$349,417	3.0%

Annual Cash Incentives.

Annual Incentive Plan. In early 2018, the committee approved and the board ratified our annual incentive plan, which served as the company’s main annual incentive plan for salaried employees. The annual cash incentive payouts under the annual incentive plan are based upon: (1) each participant’s target total annual incentive (100% of salary for Mr. Ball and 60% of salary for the other NEOs) and (2) the company’s and, as applicable, individual business units’ performance in relation to adjusted EBITDA targets contained in the plan. The incentive opportunity for corporate employees (such as Messrs. Ball, Zugay and Lacy) was based

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entirely upon corporate level adjusted EBITDA performance goals. The incentive opportunity for business unit employees (such as Messrs. Sullivan and Loadman), was determined based upon both corporate level adjusted EBITDA performance goals and applicable business unit level adjusted EBITDA performance goals, which had weightings of 75% and 25%, respectively. Adjusted EBITDA, as measured under the annual incentive plan, is defined as earnings before interest, taxes, depreciation and amortization, as adjusted by the committee in its discretion to account for certain items, as set forth on Annex A hereto.

Taking all of these elements together, the committee’s framework for determining annual cash incentives for the NEOs can be expressed as follows:

(1)	The 2018 target total incentives for our NEOs were: Mr. Ball ($815,000), Mr. Zugay ($227,820), Mr. Sullivan ($212,760), Mr. Lacy ($254,340) and Mr. Loadman ($203,544).

(2)	For Messrs. Ball, Zugay and Lacy, the corporate component weighting was 100%. For Messrs. Sullivan and Loadman, the corporate component weighting was 75% and the business unit weighting was 25%.

The committee established a target corporate adjusted EBITDA performance level of $232.0 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Corporate Adjusted EBITDA	Performance	% of Target	% of Payout
Maximum	$278,400,000	120%	150%
Target	$232,000,000	100%	100%
Actual	$221,621,000	96%	89%
Threshold	$185,600,000	80%	50%

For 2018, the company achieved adjusted EBITDA performance of $221.6 million. For corporate employees, this corresponded to achievement of 96% of target adjusted EBITDA performance and an 89% payout level, which resulted in the following annual cash incentives to our corporate NEOs:

Annual Cash Incentive for Mr. Ball:

$815,000 individual target award X [89% corporate component payout X 100% weighting] = $725,350 annual incentive award

Annual Cash Incentive for Mr. Zugay:

$227,820 individual target award X [89% corporate component payout X 100% weighting] = $202,760 annual incentive award

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Annual Cash Incentive for Mr. Lacy:

$254,340 individual target award X [89% corporate component payout X 100% weighting] = $226,363 annual incentive award

Mr. Sullivan’s and Mr. Loadman’s annual cash incentive was determined by reference to both corporate adjusted EBITDA performance and adjusted EBITDA performance of our Railroad Products and Services and Global Carbon Materials and Chemicals (RPS and Global CMC) business unit, which Mr. Sullivan leads, with weightings of 75% and 25%, respectively. The target adjusted EBITDA level for the RPS and Global CMC business unit was set at $126.6 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below. The target adjusted EBITDA level for the RPS and Global CMC business unit, and the corresponding performance level below, exclude certain business operations that did not report to Mr. Sullivan or Mr. Loadman in 2018.

Adjusted EBITDA (RPS and Global CMC Business Unit)	Performance	% of Target	% of Payout
Maximum	$151,911,000	120%	150%
Actual	$149,179,000	118%	145%
Target	$126,593,000	100%	100%
Threshold	$101,274,000	80%	50%

For 2018, the RPS and Global CMC business unit achieved adjusted EBITDA performance of $149.2 million, which translated to achievement of 118% of target adjusted EBITDA performance. For Mr. Sullivan and Mr. Loadman, this led to a payout level of 145% for the 25% of their incentive opportunity that was based on business unit performance. Taken together with the 89% percentage payout under the corporate component, this resulted in the following annual cash incentives for Mr. Sullivan and Mr. Loadman:

Annual Cash Incentive for Mr. Sullivan:

$212,760 individual target award X [89% corporate component payout X 75% weighting + 145% RPS and Global CMC business unit payout X 25% weighting] = $219,143 annual incentive award

Annual Cash Incentive for Mr. Loadman:

$203,544 individual target award X 89% corporate component payout X 75% weighting + 145% RPS and Global CMC business unit payout X 25% weighting] = $209,650 annual incentive award

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Long-Term Equity Incentives. Under our shareholder-approved 2018 Long Term Incentive Plan (the “LTIP”), in 2018, each NEO (except Mr. Loadman) received his long-term incentive award in three primary forms: PSUs (50%), which measure our performance over a three-year period, stock options (30%) and RSUs (20%), which vest in annual installments of 25% over four years. Mr. Loadman’s long-term incentive award consisted of RSUs (50%) and stock options (50%) and no PSUs, which was intended to accelerate Mr. Loadman’s equity ownership and to facilitate an orderly transition of Mr. Loadman’s responsibilities to Mr. Sullivan. Mr. Loadman’s 2018 equity awards vested fully on December 31, 2018. The table below summarizes the material terms and conditions of the 2018 long-term incentive awards.

	PSUs	Stock Options	RSUs
What objective does the award serve?	PSUs align shareholder and management interests by focusing management on long-term operating performance and/or relative stock price appreciation.	Stock options align shareholder and management interests by providing a reward based solely on stock price appreciation.	RSUs align to shareholder interests and also help to retain participants (some of whom are currently eligible for retirement), as well as to attract the next generation of our senior management.
When do the awards vest?	Performance is measured over three years. PSUs granted prior to 2019 will vest, if at all, if the relevant threshold performance level is met at the end of the three-year performance period. PSUs granted in 2019 will be eligible to be earned in three separate tranches each representing one-third of the total award. The first tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a one-year performance period. The second tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a two-year performance period and the third tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a three-year performance period. Subject to certain retirement and termination provisions, all shares will vest, if earned, if the participant remains in service through the third anniversary of the award date.	Vest in equal annual installments over four years (except as noted above for Mr. Loadman)	Vest in equal annual installments over four years (except as noted above for Mr. Loadman)

How do we measure performance for the PSUs?

For PSUs granted prior to 2019, performance is based upon the company’s TSR relative to the S&P Small Cap 600 Materials Index at the end of the applicable three-year period. PSUs will vest, if at all, on the third anniversary of the grant date provided that the participant continues in service until that date and based on a range of relative TSR achieved over the performance period set forth in the following table:

Relative TSR	Performance	% of Units to Vest
Outstanding	≥ 80th percentile	200%
	70th percentile	150%
Target	50th percentile	100%
	35th percentile	50%
Threshold	≤ 25th percentile	0%

The percentage vesting is interpolated on a straight-line basis for performance between levels above the threshold. If the company’s TSR is negative during the performance period, then the percentage of units to vest will be capped at 100% of target. For PSUs granted in 2019, performance is based upon the same range of relative TSR, but, as described above, such PSUs will be eligible to be earned in three equal tranches based upon the company’s relative TSR achieved over one-year, two-year and three-year performance periods.

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We grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year following the release of the prior year’s earnings. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives has a grant date that was on or after the date on which the committee approved the award. It is possible that the committee may possess material nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

The target dollar value of all equity awards to each NEO is determined based upon a multiplier of base salary. Once the total dollar value of the awards is determined for each NEO, the actual number of PSUs, stock options and RSUs is determined for each NEO (except Mr. Loadman) as follows: 50 percent of the total dollar value is allocated to the PSU portion of the award, 30 percent of the total dollar value is allocated to the stock option portion of the award and 20 percent of the total dollar value is allocated to the RSU portion of the award. For Mr. Loadman, 50 percent of the total dollar value was allocated to the stock option portion of the award and 50 percent of the total dollar value was allocated to the RSU portion of the award. This allocation was intended to accelerate Mr. Loadman’s equity ownership and to facilitate an orderly transition of Mr. Loadman’s responsibilities to Mr. Sullivan. The committee then uses the closing price of our common stock on the NYSE on the grant date to determine the number of PSUs and RSUs awarded. To determine the number of stock options awarded, the committee divides the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which is determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options, RSUs and PSUs falls within the range of peer group practices and has a strong performance orientation. Based on data provided by our compensation consultant, our NEO’s total direct compensation is generally more heavily weighted towards long-term incentive awards than peer group average practice.

Results for the 2016-2018 Performance-Based Restricted Stock Units. On December 31, 2018, the three-year performance period ended for the PSUs awarded in 2016. Our total shareholder return was measured against that of the S&P Small Cap 600 Materials Index (as described above) over the three-year period ended December 31, 2018. Our ranking on this performance measure was at the 28th percentile, resulting in payouts at 12.9% of target. The payouts were distributed in shares of our common stock, which vested on March 1, 2019. Payouts to the NEOs for the 2016-2018 PSUs were: Mr. Ball, 5,342 shares; Mr. Zugay, 1,589 shares; Mr. Sullivan, 1,461 shares; Mr. Lacy, 1,759 shares; and Mr. Loadman, 1,305 shares.

Retirement Benefits. Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 60 percent of pay, subject to applicable limits for 401(k) plans. Through 2016, we matched 50 percent of salaried employee contributions to the 401(k) plan up to six percent of an employee’s contribution. Effective January 1, 2017, we match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s contribution and match 50 percent on the next two percent of an employee’s contribution. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 34 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants have been permitted in these plans after December 31, 2006, and no further benefits have accrued for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the NEOs, in our defined contribution plan under U.S. tax law. Beginning in 2009 and continuing until December 31, 2016, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature and to provide that we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Effective January 1, 2017, we have modified the structure of the employer discretionary contribution such that it will be an employer non-elective contribution tied to the company’s financial performance. Employer contributions have not yet been made for 2018, however, we have assumed such contributions will be paid for 2018 and the corresponding amounts are included in the tables below.

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Perquisites and Other Benefits. We provide a limited number of perquisites and other benefits to certain of our NEOs, which include club dues, parking and executive physicals. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the “All Other Compensation” column of the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 27.

Our NEOs also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Mr. Lacy and Mr. Loadman are also eligible for a post-retirement survivor benefit under our Survivor Benefit Plan. This plan is described in further detail in the “Survivor Benefit Plan” section on page 34 below.

Compensation Policies and Practices

Compensation and Risk. The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s performance;
•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Role of Consultants. In accordance with its authority to retain advisors, in early 2018, the committee engaged Meridian Compensation Partners, LLC (“Meridian”) as outside consultants to advise the committee with respect to 2018 compensation design decisions.

Meridian does not advise our management, or receive any other compensation from us. In its role as independent advisor to the committee, Meridian provided advice to the committee from time to time on various executive compensation matters including conducting an annual competitive compensation analysis, which Meridian prepared for the committee in early 2018.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, Meridian provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of Meridian and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

Companies Used for Defining Competitive Compensation. As stated above, one of the committee’s principles is to target the compensation of our NEOs within a range of the market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity.

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In November 2017, the committee engaged Meridian to conduct a comprehensive review of the company’s peer group. Our objective in selecting the peer group was to select a peer group that accurately reflects our size and the industries in which we operate. As a result of this review, the committee selected the following peer group for 2018:

A. Schulman, Inc.[1]	Granite Construction Incorporated	Quaker Chemical Corporation
Aegion Corporation	H.B. Fuller Company	Simpson Manufacturing Co., Inc.
Armstrong World Industries, Inc.	Hillenbrand, Inc.	Standex International Corporation
Cabot Corporation	Innospec, Inc.	Stepan Company
EnPro Industries, Inc.	Louisiana-Pacific Corporation	Sterling Construction Company, Inc.
Ferro Corporation	Masonite International Corporation	Tronox Limited
Gibraltar Industries, Inc.	Minerals Technologies, Inc.	Universal Forest Products Inc.
The Greenbrier Companies, Inc.	OMNOVA Solutions Inc.

(1)

A. Schulman, Inc. was part of the peer group for purposes of determining 2018 compensation. A. Schulman, Inc. was acquired by LyondellBasell in August 2018, and currently operates as a LyondellBasell stand-alone reporting segment. Because compensation benchmarking data is no longer available for A. Schulman, Inc., the committee removed it from the peer group for 2019.

In terms of size, our revenue and total assets ranked in the 47th and 42nd percentiles, respectively, of our peer group, while our market capitalization, net income and number of employees ranked below the 25th percentile. Statistical regression was not used to adjust peer compensation data based on our revenue positioning relative to the peer group.

Through its competitive assessment, Meridian determined that the aggregate target total cash compensation for the majority of our executives fell below market median, primarily due to base salaries that are generally below market. In terms of target total compensation, however, all executives fell within or near a competitive range of the market median.

Stock Ownership Requirements for Our Named Executive Officers. The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the NEOs. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under

“Stock Ownership Guidelines for Our Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our officers to accumulate a specified number of shares expressed as the value of stock ownership as a multiple of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from exercising stock options, the vesting of RSUs and PSUs.

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Ball)	5x
Senior Vice President, Chief Administrative Officer	(Messrs. Lacy and Sullivan)	3x
Chief Financial Officer	(Mr. Zugay)	3x

Unvested RSUs and shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested PSUs and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Each NEO currently has achieved compliance with the target ownership level. During 2018, Mr. Loadman was subject to, and complied with, the target ownership level applicable to a Senior Vice President.

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Policy on Derivative Transactions and Restrictions on Hedging Transactions. In January 2017, we instituted a policy that prohibits our employees, officers and directors from directly or indirectly engaging in the following types of transactions with respect to our securities: certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, that would allow an employee, officer or director to hedge or offset any decrease in the market value of our securities; short sales; transactions in publicly traded options; pledging our securities as collateral for a loan; or holding our securities in margin accounts or a brokerage account with a “margin feature” (unless the margin feature is not utilized, company securities are otherwise excluded from being pledged or the account holder does not engage in any transaction that results in a lien upon the company securities in the account). An employee, officer or director that had already entered into any of these transactions was required to unwind such transaction completely or, in the case of margin accounts and pledges, to reduce the aggregate number of pledged shares to zero, no later than January 19, 2019.

Clawback Policy. In March 2017, we instituted a clawback policy that provides that any cash or equity incentive-based compensation paid to any executive officer and certain employees is subject to recoupment if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement. Our right of recoupment under this policy applies only to cash or equity incentive-based compensation paid during the three years prior to the date of the restatement, provided, however, that this three-year limitation will not apply if the restatement resulted from fraud or misconduct.

Contracts. We use contractual arrangements where appropriate to assist in recruitment and retention of our NEOs. We have entered into an employment agreement with Mr. Lacy. We have also entered into separate change in control agreements with all NEOs, except Mr. Lacy. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 35 below.

Tax Considerations. For federal income tax purposes, cash compensation, such as base salary or annual cash incentive, is includible as ordinary compensation income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the committee designed awards under the Cash Bonus Program, as well as PSUs and stock options granted under equity incentive plans, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation payable under awards granted by the committee before 2018 with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, compensation in excess of $1 million payable to our NEOs under awards granted on and after January 1, 2018 generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the committee will — consistent with its past practice — design compensation programs that are intended to be in the best long-term interests of the company and our shareholders, with deductibility of compensation being one of several considerations taken into account.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

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Summary Compensation Table

The following table and related footnotes describe the total compensation awarded to, earned by or paid to our NEOs for services rendered during fiscal years 2018, 2017 and 2016.

Name and Principal Position	Year	Salary		Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Leroy M. Ball	2018	$833,338		$1,717,559	$672,361	$725,350	$854	$94,583	$4,044,045
Chief Executive Officer	2017	792,500		1,851,641	599,990	928,000	1,057	106,836	4,280,024
	2016	716,250		1,281,480	449,994	786,600	556	64,626	3,299,507
Michael J. Zugay	2018	$388,243		$363,662	$142,376	$202,760	$182	$65,157	$1,162,380
Chief Financial Officer and	2017	376,700		425,512	137,884	282,394	171	54,198	1,276,859
Treasurer	2016	365,000		381,123	133,832	244,120	47	37,209	1,161,330
James A. Sullivan(1)	2018	$388,642		$459,756	$179,997	$219,143	$142	$53,966	$1,301,646
Senior Vice President, Railroad	2017	351,300		395,063	128,021	284,728	114	55,623	1,214,849
Products and Services and Global Carbon Materials and Chemicals	2016	338,100		350,464	123,073	217,597	36	37,345	1,066,615
Steven R. Lacy	2018	$433,438		$406,015	$158,955	$226,363	$790	$51,528	$1,277,089
Chief Administrative Officer,	2017	420,300		473,864	153,546	314,496	53,484	104,267	1,519,957
General Counsel and Secretary	2016	405,900		421,922	148,156	270,248	27,286	66,952	1,340,463
Thomas D. Loadman(2)	2018	$380,471	(6)	$233,210	$233,216	$209,650	$1,033	$83,995	$1,141,575
Former Senior Vice President

(1)

Mr. Sullivan assumed the responsibilities of Senior Vice President, Railroad Products and Services and Global Carbon Materials and Chemicals on May 1, 2018. Mr. Sullivan served as Senior Vice President, Global Carbon Materials and Chemicals from April 2014 to May 2018.

(2)

Mr. Loadman was not a NEO in 2016 or 2017. Mr. Loadman served as Senior Vice President, Railroad Products and Services until May 1, 2018. He then served as Senior Vice President, Koppers Inc., until his retirement on December 31, 2018.

(3)

The amounts shown in these columns represent the aggregate grant date fair value of RSUs, stock options and PSUs granted to our NEOs computed in accordance with FASB ASC Topic 718. The value of PSUs disclosed in the table is based upon the target amount of shares granted, and for the 2016, 2017 and 2018 awards (that are earned based on our relative TSR performance), using a fair value based on a Monte Carlo valuation model. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2018, December 31, 2017 and December 31, 2016. Assuming the maximum amount of shares are granted (based on our relative TSR performance), the grant date values of PSU’s granted in 2018, 2017, or 2016 are: (i) for 2018, Mr. Ball, $2,538,637; Mr. Zugay, $537,545; Mr. Sullivan, $679,565; and Mr. Lacy, $600,120; (ii) for 2017, Mr. Ball, $2,903,307; Mr. Zugay, $667,216; Mr. Sullivan, $619,458; and Mr. Lacy, $743,016; and (iii) for 2016, Mr. Ball, $1,962,976; Mr. Zugay, $583,826; Mr. Sullivan, $536,852; and Mr. Lacy, $646,299.

(4)

The amount disclosed in this column represents (i) the aggregate change in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated benefit was as follows: Mr. Lacy: negative $12,837 (2018), $51,909 (2017) and $26,051 (2016); Mr. Loadman negative $172,396 (2018). Negative amounts are not reflected in the amounts disclosed above. The remainder of the amount reported in this column for each NEO for 2018, 2017 and 2016, respectively, represents the above-market interest on deferred compensation. Additional information regarding these plans is below under “2018 Pension Benefits” and “2018 Non-qualified Deferred Compensation.”

(5)	Includes all other compensation as described in the table below.

(6)	The full amount of “salary” disclosed for Mr. Loadman includes $33,598 paid to Mr. Loadman in December 2018 for unused vacation.

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EXECUTIVE AND DIRECTOR COMPENSATION

All Other Compensation Table (2018)

	Perquisites				Other Compensation
	Club Dues	Executive Physical	Parking	Total Perquisites(1)	Defined Contribution Plan Contributions(2)	Benefit Restoration Plan Contributions(3)	Payment for Forfeited Equity Awards(4)	Total Other Compensation(5)	Total All Other Compensation
Leroy M. Ball	$13,330	$—	$3,340	$16,670	$21,450	$56,463	$—	$77,913	$94,583
Michael J. Zugay	28,681	—	—	28,681	21,450	15,026	—	36,476	65,157
James A. Sullivan	16,512	899	—	17,411	21,450	15,105	—	36,555	53,966
Steven R. Lacy	12,097	—	—	12,097	21,450	17,981	—	39,431	51,528
Thomas D. Loadman	11,258	1,100	—	12,358	31,636	15,001	25,000	71,637	83,995

(1)	The aggregate incremental cost for the perquisites is based on our direct, out-of-pocket cost for providing those benefits.

(2)

The full amount of “defined contribution plan contributions” disclosed for each NEO includes an assumed amount for employer contributions made under our 401(k) plan. Actual employer contributions have not yet been made for 2018, however, for purposes of this table, we have assumed that such contributions will be paid for 2018. The assumed amount included for employer contributions with respect to each NEO is $10,450.

(3)

Actual Benefit Restoration Plan contributions have not yet been made for 2018, however, for purposes of this table, we have assumed that such contributions will be paid for 2018 in accordance with past practice. Additional information regarding this plan is below under “2018 Non-qualified Deferred Compensation.”

(4)

In connection with his retirement on December 31, 2018, Mr. Loadman received a lump sum payment of $25,000 in exchange for the forfeiture of two months of vesting for his 2015 through 2017 RSUs, 2016 PSUs and 2015 through 2017 stock options that would have vested in March 2019 had he continued in our service through such time.

(5)

The full amount of “other compensation” disclosed for Mr. Lacy and Mr. Loadman excludes negative $16,624 and negative $4,255, respectively, based on an accrued amount attributed to benefits pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

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2018 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to Messrs. Ball, Zugay, Sullivan, Lacy and Loadman for performance during 2018 under our annual incentive plan. The actual amounts paid to each NEO are included in the “Summary Compensation Table” above. The table below also reflects PSUs, RSUs and stock options granted to each NEO during 2018 under our LTIP.

	Form of Award(1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Possible 2018 Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leroy M. Ball	Annual Cash Incentive Award			407,500	815,000	1,222,500
	PSU Award	3/2/2018	2/13/2018				13,469	26,938	53,876				1,269,319
	RSU Award	3/2/2018	2/13/2018							10,775			448,240
	Option Award	3/2/2018	2/13/2018								41,123	$41.60	672,361
Michael J. Zugay	Annual Cash Incentive Award			113,910	227,820	341,730
	PSU Award	3/2/2018	2/13/2018				2,852	5,704	11,408				268,772
	RSU Award	3/2/2018	2/13/2018							2,281			94,890
	Option Award	3/2/2018	2/13/2018								8,708	$41.60	142,376
James A. Sullivan	Annual Cash Incentive Award			106,380	212,760	319,140
	PSU Award	3/2/2018	2/13/2018				3,606	7,211	14,422				339,782
	RSU Award	3/2/2018	2/13/2018							2,884			119,974
	Option Award	3/2/2018	2/13/2018								11,009	$41.60	179,997
Steven R. Lacy	Annual Cash Incentive Award			127,170	254,340	381,510
	PSU Award	3/2/2018	2/13/2018				3,184	6,368	12,736				300,060
	RSU Award	3/2/2018	2/13/2018							2,547			105,955
	Option Award	3/2/2018	2/13/2018								9,722	$41.60	158,955
Thomas D. Loadman	Annual Cash Incentive Award			101,772	203,544	305,316
	RSU Award	3/2/2018	2/13/2018							5,606			233,210
	Option Award	3/2/2018	2/13/2018								14,264	$41.60	233,216

(1)

The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis—2018 Compensation Decisions and Performance” section under the heading “Annual Cash Incentives” and “Long-Term Equity Incentives.”

(2)

The amounts shown in these columns represent the threshold, target and maximum possible payouts in 2018 expressed as a percentage of each NEO’s salary as of January 1, 2018. For Mr. Ball, the target payout was 100% of salary. For every other NEO the target payout was 60% of salary. Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. Amounts paid to each NEO under our annual incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

Unvested RSUs and PSUs granted under our LTIP are entitled to dividends at the same rate as those paid, if any, to holders of our common stock which are converted annually into additional RSUs or PSUs, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest in equal annual installments over four years and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of RSUs, stock options and PSUs granted to our NEOs in 2018. See Footnote 3 to the Summary Compensation Table above.

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EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2018

The table below provides information concerning unvested RSUs, PSUs and unexercised options held by each NEO at December 31, 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able(1)(#)	Number of Securities Underlying Unexercised Options Unexercis- able(2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)(#)	Market Value of Shares or Units of Stock That Have Not Vested(4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)($)
Leroy M. Ball
	9/1/2010	2,500		$20.00	8/31/2020
	2/22/2011	6,100		40.26	2/21/2021
	2/21/2012	7,807		38.21	2/21/2022
	2/19/2013	7,591		42.76	2/19/2023
	2/18/2014	9,167		37.93	2/18/2024
	3/3/2015	69,307	23,103	17.57	3/3/2025
	3/1/2016	30,364	30,364	18.11	3/1/2026
	3/3/2017	8,379	25,140	44.10	3/3/2027
	3/2/2018	—	41,123	41.60	3/2/2028
						35,621	$606,982	—	$—
Michael J. Zugay
	3/3/2015	19,530	6,511	$17.57	3/3/2025
	3/1/2016	9,030	9,031	18.11	3/1/2026
	3/3/2017	1,925	5,778	44.10	3/3/2027
	3/2/2018	—	8,708	41.60	3/2/2028
						9,141	$155,763	—	$—
James A Sullivan
	3/3/2015	17,577	5,860	$17.57	3/3/2025
	3/1/2016	8,304	8,305	18.11	3/1/2026
	3/3/2017	1,788	5,364	44.10	3/1/2027
	3/2/2018	—	11,009	41.60	3/2/2028
						9,183	$156,478	—	$—
Steven R. Lacy
	2/22/2010	7,078		$28.10	2/21/2020
	2/22/2011	6,584		40.26	2/21/2021
	2/21/2012	8,327		38.21	2/21/2022
	2/19/2013	7,864		42.76	2/19/2023
	2/18/2014	9,204		37.93	2/18/2024
	3/3/2015	25,935	8,645	17.57	3/3/2025
	3/1/2016	9,997	9,997	18.11	3/1/2026
	3/3/2017	2,144	6,434	44.10	3/3/2027
	3/2/2018	—	9,722	41.60	3/2/2028
						10,427	$177,676	—	$—
Thomas D. Loadman
	2/22/2010	3,751		$28.10	2/21/2020
	2/22/2011	5,132		40.26	2/21/2021
	2/21/2012	6,432		38.21	12/31/2021
	2/19/2013	6,050		42.76	12/31/2021
	2/18/2014	7,078		37.93	12/31/2021
	3/3/2015	12,164		17.57	12/31/2021
	3/1/2016	11,128		18.11	12/31/2021
	3/3/2017	3,130		44.10	12/31/2021
	3/2/2018	11,887		41.60	12/31/2021
						1,305	$22,237	—	$—

(1)

Mr. Loadman’s options granted on March 3, 2015, March 1, 2016, March 3, 2017 and March 2, 2018 vested on a pro-rata basis upon his retirement on December 31, 2018 and the balance of remaining unvested options were forfeited.

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(2)	Options granted on March 3, 2015, March 1, 2016, March 3, 2017 and March 2, 2018 will vest in annual installments of 25% over four years beginning on the first anniversary of the grant date.

(3)

The amounts shown in this column reflect the aggregate number of unvested RSUs awarded in 2015, 2016, 2017 and 2018, and related dividend equivalent units, if any. The RSUs are scheduled to vest in annual installments of 25% over four years beginning on the first anniversary of the grant date, as summarized below. Also included in this column are the 2016-2018 PSU awards, which were earned for performance through 2018 at 13% of target, and became vested on March 1, 2019.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	3/3/2015	4,418	3/2/2019
	3/1/2016	5,342	3/1/2019
	3/1/2016	4,142	3/1/2019
	3/1/2016	4,141	3/1/2020
	3/3/2017	2,267	3/3/2019
	3/3/2017	2,268	3/3/2020
	3/3/2017	2,268	3/3/2021
	3/2/2018	2,694	3/2/2019
	3/2/2018	2,694	3/2/2020
	3/2/2018	2,694	3/2/2021
	3/2/2018	2,693	3/2/2022
Michael J. Zugay	3/3/2015	1,245	3/2/2019
	3/1/2016	1,589	3/1/2019
	3/1/2016	1,232	3/1/2019
	3/1/2016	1,231	3/1/2020
	3/3/2017	521	3/3/2019
	3/3/2017	521	3/3/2020
	3/3/2017	522	3/3/2021
	3/2/2018	570	3/2/2019
	3/2/2018	570	3/2/2020
	3/2/2018	570	3/2/2021
	3/2/2018	570	3/2/2022
James A. Sullivan	3/3/2015	1,121	3/2/2019
	3/1/2016	1,461	3/1/2019
	3/1/2016	1,133	3/1/2019
	3/1/2016	1,132	3/1/2020
	3/3/2017	484	3/3/2019
	3/3/2017	484	3/3/2020
	3/3/2017	484	3/3/2021
	3/2/2018	721	3/2/2019
	3/2/2018	721	3/2/2020
	3/2/2018	721	3/2/2021
	3/2/2018	721	3/2/2022
Steven R. Lacy	3/3/2015	1,653	3/2/2019
	3/1/2016	1,759	3/1/2019
	3/1/2016	1,364	3/1/2019
	3/1/2016	1,363	3/1/2020
	3/3/2017	580	3/3/2019
	3/3/2017	580	3/3/2020
	3/3/2017	581	3/3/2021
	3/2/2018	637	3/2/2019
	3/2/2018	636	3/2/2020
	3/2/2018	637	3/2/2021
	3/2/2018	637	3/2/2022
Thomas D. Loadman	3/1/2016	1,305	3/1/2019

(4)

The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $17.04 per share on December 31, 2018, the last trading day in 2018.

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(5)

There are no amounts shown in this column because unvested PSUs awarded in 2017 and 2018 were below threshold performance at December 31, 2018. All PSU grants and related dividend equivalent units, if any, are scheduled to vest upon the achievement of total shareholder return ranking above the 25th percentile as compared to the S&P Small Cap 600 Materials Index during the last two months of the applicable performance period. As of December 31, 2018, the total shareholder return ranked below the 25th percentile for all outstanding awards. The number of unvested shares at target are summarized below.

Name	Grant Date	# of Unvested Shares at Target	Vesting Date
Leroy M. Ball	3/3/2017	22,675	3/3/2020
	3/2/2018	26,938	3/2/2021
Michael J. Zugay	3/3/2017	5,211	3/3/2020
	3/2/2018	5,704	3/2/2021
James A. Sullivan	3/3/2017	4,838	3/3/2020
	3/2/2018	7,211	3/2/2021
Steven R. Lacy	3/3/2017	5,803	3/3/2020
	3/2/2018	6,368	3/2/2021
Thomas D. Loadman	3/3/2017	2,823	3/3/2020

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2018 Option Exercises and Stock Vested

The table below sets forth information concerning aggregate exercises of stock options and the vesting of a portion of RSUs held by the NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Leroy M. Ball	—	$—	99,186	$4,122,825
Michael J. Zugay	—	—	27,897	1,159,530
James A. Sullivan	—	—	25,145	1,045,126
Steven R. Lacy	—		36,660	1,523,966
Thomas D. Loadman	3,091	3,431	36,120	1,306,680

(1)

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise of $41.10 and the exercise price of the options.

(2)

The amounts in this column represent the number of shares acquired upon the vesting of PSUs and RSUs on March 1, 2018, March 2, 2018 and December 31, 2018 multiplied by the closing stock price on the applicable vesting date, which was $40.80, $41.60 and $17.04, respectively. Amounts included do not deduct any taxes paid by the NEOs in connection with the vesting of the RSUs.

2018 Pension Benefits

The table below sets forth information as of December 31, 2018, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our NEOs received any payments during 2018 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Steven R. Lacy	Retirement Plan for Koppers Inc.	5.5	$182,178
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.5	105,228
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.5	148,646
			$436,052

Thomas D. Loadman	Retirement Plan for Koppers Inc.	27.6	$784,456
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	27.6	264,523
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.6	970,970
			$2,019,949

(1)

These present values have been determined using the assumptions and valuation methodology set forth in note 15 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2018.

Pension Plan

Mr. Lacy and Mr. Loadman are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

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EXECUTIVE AND DIRECTOR COMPENSATION

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including Mr. Lacy and Mr. Loadman. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including Mr. Lacy and Mr. Loadman. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Lacy is currently eligible for early retirement under our salaried plan, SERP I and SERP II with unreduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature and to provide that we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Effective January 1, 2017, we have modified the structure of the employer discretionary contribution such that it will be an employer non-elective contribution tied to the company’s financial performance. Through 2016, we matched 50 percent of salaried employee contributions to the 401(k) plan up to six percent of an employee’s contribution. Effective January 1, 2017, we match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s contribution and match 50 percent on the next two percent of an employee’s contribution.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including Mr. Lacy and Mr. Loadman. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

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2018 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2018, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below. None of our NEOs made any contributions or withdrawals during 2018 under the Benefit Restoration Plan.

Name	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(2)(4)
Leroy M. Ball	$56,463	$5,209	$199,484
Michael J. Zugay	15,026	1,112	45,549
James A. Sullivan	15,105	864	38,836
Steven R. Lacy	17,981	4,815	150,168
Thomas D. Loadman	15,001	6,299	187,953

(1)	The amounts shown in this column are reported as compensation in 2018 in the Summary Compensation Table.

(2)

The amounts disclosed in these columns includes an assumed amount for employer contributions made under our Benefit Restoration Plan. Actual employer contributions have not yet been made for 2018, however, for purposes of this table, we have assumed that such contributions will be paid for 2018 in accordance with past practice.

(3)

The following amounts reported in this column are reported as compensation in 2018 in the Summary Compensation Table: $854 for Mr. Ball, $182 for Mr. Zugay, $142 for Mr. Sullivan, $790 for Mr. Lacy and $1,033 for Mr. Loadman.

(4)

The following amounts reported in this column were reported as compensation in the Summary Compensation Table for previous years: $132,717 for Mr. Ball, $29,013 for Mr. Zugay, $20,217 for Mr. Sullivan, $110,078 for Mr. Lacy and $97,714 for Mr. Loadman.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our NEOs, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by the committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2018 was 3.78 percent. Benefits will typically be paid upon a separation from service in five equal annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each NEO in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We currently have an employment agreement with Mr. Lacy. The following discussion summarizes this agreement.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for additional one-year periods unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of April 1, 2019, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

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EXECUTIVE AND DIRECTOR COMPENSATION

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive:

•	all of his accrued salary to the date of his termination;
•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control;

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. Lacy as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Change in Control Agreements

We have entered into separate change in control agreements with each of our NEOs, except Mr. Lacy. These agreements have one-year evergreen terms. Notwithstanding the foregoing, in each case we reserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

These agreements are designed to mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. Cash payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. Specifically, the change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•

life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and continued indemnification for pre-termination acts and omissions.

The treatment of equity awards upon a change in control is handled in the equity awards agreements themselves, described below, not in these agreements.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

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Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, certain NEOs hold unvested RSUs, PSUs and stock options under the LTIP. If the employment of any of the NEOs is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested RSUs, PSUs and stock options; the executive will not forfeit any RSUs, PSUs and stock options already vested. Except for PSUs granted in 2019, if the employment of any of the NEOs (except Mr. Loadman) is terminated for retirement, death or permanent disability, vesting of RSUs, PSUs and stock options will be as follows:

Type of Award	Vesting
PSUs	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive will vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.
RSUs and Stock Options	Immediate Pro-Rata Vesting. For awards granted in 2015 and thereafter, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had 25% of the RSUs or stock options that were scheduled to vest on the next anniversary of the award date instead vested in a series of 12 successive equal monthly installments over the duration of the 12-month period proceeding such anniversary of the award date.

With respect to Mr. Loadman’s PSUs for which the relevant 3-year measurement period was ongoing when he retired on December 31, 2018, upon completion of such measurement period, Mr. Loadman will vest in a number of shares equal to the number of shares (if any) in which he would have been vested at the completion of the measurement period had he continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of full months of service he completed between the award date and the termination of his service, and the denominator of which is 24. With respect to his 2018 RSUs and stock options, upon Mr. Loadman’s retirement on December 31, 2018, he immediately vested in the number of RSUs or stock options in which he would have been vested at the time of such termination had the RSUs or stock options that were scheduled to vest on December 31, 2018, instead vested in a series of 10 successive equal monthly installments over the duration of the 10 month period preceding December 31, 2018. Mr. Loadman also received a lump sum payment in exchange for the forfeiture of two months of vesting for his 2016 PSUs and his 2015 through 2017 RSUs and stock options as described below under “Payments and Benefits Provided to Mr. Loadman in Connection with his Retirement.”

PSUs granted in 2019 provide that if the grantee’s employment terminates by reason of his or her retirement on or after December 31st and prior to the next anniversary of the award date on or before the vesting date, then the grantee shall vest in a number of shares equal to the number of shares (if any) in which he or she would have vested had his or her service continued without interruption through such anniversary date.

For purposes of these awards, “retirement” is defined as a voluntary termination from service (i) on or after the attainment of age 65, or (ii) on or after the attainment of age 55 with at least 10 years of service, or involuntary termination from service with at least 30 years of service other than in connection with a termination for misconduct. “Years of service” means the total number of years of “accumulated service” as such term is defined under our pension plan for salaried employees (regardless of whether such employee is eligible to receive a benefit under such plan). Mr. Lacy is currently eligible for retirement for purposes of these awards.

In the event of a change in control, awards to the NEOs may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested RSUs, PSUs and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested RSUs, PSUs and stock options.

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EXECUTIVE AND DIRECTOR COMPENSATION

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, the NEO will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a NEO:

•

The amounts shown in the table assume that each NEO was terminated on December 31, 2018, and include the estimate of any additional amounts that would be paid to the NEO on the occurrence of the termination event. The actual amounts that would be paid to a NEO can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A NEO is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a NEO is entitled to receive under the LTIP if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to PSU awards represent the value of these awards assuming achievement of target performance goals.

Named Executive Officer	Death, Disability or Retirement(1)	Qualifying Termination Following a Change in Control	Without Cause (2)
Leroy M. Ball
Bonus	$725,350	$857,300	$—
Cash severance	—	1,678,900	—
Equity vesting	641,599	1,452,388	—
Health and welfare	—	23,912	—
	$1,366,949	$4,012,500	$—
Michael J. Zugay
Bonus	$202,760	$263,257	$—
Cash severance	—	782,182	—
Equity vesting	157,497	341,755	—
Health and welfare	—	28,787	—
	$360,257	$1,415,981	$—
James A. Sullivan
Bonus	$219,143	$251,163	$—
Cash severance	—	799,978	—
Equity vesting	157,136	361,793	—
Health and welfare	—	43,082	—
	$376,279	$1,456,016	$—
Steven R. Lacy
Bonus	$226,363	$292,372	$226,363
Cash severance	—	1,457,978	1,165,556
Equity vesting	178,996	385,070	—
Health and welfare	—	30,234	24,910
	$405,359	$2,165,654	$1,416,829

(1)

In the event of termination due to disability or retirement, the executive will receive the pro-rata share of the bonus to which he would have otherwise been entitled at year-end subject to the discretion of the CEO (as approved by the management development and compensation committee and the board).

(2)	Does not include amounts that Messrs. Ball, Zugay and Sullivan would be eligible to receive under the Company’s broad-based severance plan in the case of termination without cause.

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EXECUTIVE AND DIRECTOR COMPENSATION

In addition to the above amounts, Mr. Lacy would also be entitled to post-retirement pension benefits under our salaried plan, SERP l, and SERP ll, as described on pages 33 and 34, and a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 34. In addition to the above amounts, Mr. Ball, Mr. Zugay, Mr. Lacy and Mr. Sullivan would also be entitled to a post-retirement benefit under our Benefit Restoration Plan, as described on page 35.

Payments and Benefits Provided to Mr. Loadman in Connection with his Retirement

In connection with his retirement on December 31, 2018, Mr. Loadman received a lump sum payment of

$25,000 in exchange for the forfeiture of two months of vesting for his 2015 through 2017 RSUs, 2016 PSUs and 2015 through 2017 stock options that would have vested in March 2019 had he continued in our service through such time. In connection with his retirement, Mr. Loadman also received a payment of $33,598 in December 2018 representing his unused vacation accrual. In addition to the above amounts, Mr. Loadman is also entitled to post-retirement pension benefits under our salaried plan, SERP l, and SERP ll, as described on pages 33 and 34, a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 34, and a post-retirement benefit under our Benefit Restoration Plan, as described on page 35.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2018, each non-employee director received the following:

Director Compensation Program

Annual Cash Retainer for Non-Management Directors	$70,000

Supplemental Annual Cash Retainer for Non-Executive Chairman	$80,000

Supplemental Annual Cash Retainer for Committee Chair (except Audit Committee)	$10,000

Supplemental Annual Cash Retainer for Audit Committee Chair	$15,000

Annual Equity Award of RSUs	$95,000

Supplemental board meeting attendance fee for meetings in excess of six per year	$1,000

Supplemental committee meeting attendance fee for meetings in excess of six per year	$1,000

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board and committee meetings and the annual meeting of shareholders.

The annual equity award is issued to incumbent directors upon the date of our annual meeting. The annual equity award is issued to new non-employee directors upon the date that they are first elected to the board and is prorated for new non-employee directors serving less than twelve months. The actual number of RSUs to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her RSUs, the director will receive, on the date of termination of service, a number of shares equal to the number of shares in which the director would have vested at the end of the vesting period had he/she continued in our service through the end of such period multiplied by a fraction, the numerator of which is the number of days of service the director completed between the award date and the termination of the director’s service and the denominator of which is 365.

At least every two years, the board reviews and sets the compensation for non-employee directors based, in part, on the recommendation of the management development and compensation committee. Factors considered include (i) the level of compensation necessary to attract and retain qualified directors; (ii) maintaining director independence; and (iii) providing incentives that encourage directors to act in the interests of shareholders. Pursuant to the terms of our LTIP, the aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) will not exceed $200,000. In February 2017, with the assistance of Meridian, the board reviewed our non-employee director compensation program and compared it against our compensation peer group and found that our compensation program generally aligned with the median of our peers. As a result, no changes were made.

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EXECUTIVE AND DIRECTOR COMPENSATION

2018 Director Compensation Table

The table below provides information concerning the compensation of our non-employee directors for 2018.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total
David M. Hillenbrand	$116,984	(3)	$95,013	$211,997

Cynthia A. Baldwin	73,000	(4)	95,013	168,013

Sharon Feng	84,000	(5)	95,013	179,013

Traci L. Jensen	21,495		60,908	82,403

David L. Motley	21,495		60,908	82,403

Albert J. Neupaver	84,000	(6)	95,013	179,013

Louis L. Testoni	90,000	(7)	95,013	185,013

Stephen R. Tritch	101,174	(8)	95,013	196,187
Sonja M. Wilkerson	21,495		60,908	82,403
T. Michael Young	84,000	(9)	95,013	179,013

(1)

Each director received a total amount of $70,000 for his or her 2018 annual cash retainer, except for directors who served for only part of the year ended December 31, 2018. Dr. Hillenbrand, who retired from the board of directors effective as of October 11, 2018, received a total amount of $54,592 for his 2018 annual cash retainer for the period from January 1, 2018 through October 11, 2018. Ms. Jensen, Mr. Motley, and Ms. Wilkerson, who were elected to the board of directors effective as of September 10, 2018, received a total amount of $21,495 for their annual cash retainer for the period from September 10, 2018 through December 31, 2018.

(2)

On May 8, 2018, each non-management member of the board of directors on such date was granted 2,430 RSUs. On September 10, 2018, Ms. Jensen, Mr. Motley, and Ms. Wilkerson were each granted 1,768 RSUs. The amounts in this column relating to the May 8, 2018 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $39.10 per share, the closing stock price on May 8, 2018. The amounts in this column relating to the September 10, 2018 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $34.45 per share, the closing stock price on September 10, 2018. These award grant date fair values have been determined in accordance with FASB ASC Topic 718 using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, each incumbent non-management director, except Ms. Jensen, Mr. Motley, and Ms. Wilkerson, owned 2,430 unvested RSUs. As of December 31, 2018, Ms. Jensen, Mr. Motley, and Ms. Wilkerson, each owned 1,768 unvested RSUs.

(3)	Dr. Hillenbrand received an additional $62,391 for serving as chairman of the board for the period from January 1, 2018 through October 11, 2018.

(4)	Justice Baldwin received an additional $3,000 for supplemental meeting fees.

(5)	Dr. Feng received an additional $10,000 for serving as chair of the safety, health and environmental committee and an additional $4,000 for supplemental meeting fees.

(6)	Mr. Neupaver received an additional $10,000 for serving as chair of the strategy and risk committee and an additional $4,000 for supplemental meeting fees.

(7)	Mr. Testoni received an additional $15,000 for serving as chair of the audit committee and an additional $5,000 for supplemental meeting fees.

(8)

Mr. Tritch received an additional $17,174 for serving as chairman of the board for the period from October 14, 2018 through December 31, 2018, an additional $10,000 for serving as chair of the management development and compensation committee, and an additional $4,000 for supplemental meeting fees.

(9)	Mr. Young received an additional $10,000 for serving as chair of the nominating and corporate governance committee and an additional $4,000 for supplemental meeting fees.

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Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares. The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from the vesting of RSUs. Non-employee directors are permitted to sell company securities pursuant to an approved Rule 10b5-1 plan or in an open window period outside of an approved Rule 10b5-1 plan.

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or RSUs count toward meeting the guidelines.

Six of our non-employee directors have achieved compliance with the suggested ownership level and the other three non-employee directors continue to comply with the 75 percent retention ratio.

2018 Pay Ratio Disclosure

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Leroy M. Ball, Jr. our President and Chief Executive Officer (our “CEO”).

For 2018, our last completed fiscal year:

•	the annual total compensation of our median employee was $72,192; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement (adjusted as noted below), was $4,056,740.

Based on this information, for 2018 the ratio of the annual total compensation of Leroy M. Ball, Jr., our President and Chief Executive Officer, to the annual total compensation of our median employee was 56 to 1.

As disclosed in our 2018 proxy statement, we previously identified our median employee using our full-time, part-time, and temporary employee population (without exclusions) as of December 31, 2017 and measured compensation based on “gross wages” for the identified employees as reflected in our payroll records for the twelve-month period beginning on January 1, 2017 and ending December 31, 2017. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

Except as disclosed below, there has been no change in our employee population or our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. However, our 2017 median employee’s circumstances did change in a manner that we believe would significantly impact our pay ratio disclosure. Therefore, as permitted by SEC rules, we are not using the same median employee that we used last year because that employee was promoted in 2018 and that employee’s wages no longer represented the median. The employee with the next lowest 2017 total wages who was not promoted in 2018 was identified as the 2018 median employee.

As permitted by Item 402(u) of Regulation S-K, we excluded the approximately 345 employees of Koppers Utility and Industrial Products Inc. (formerly known as Cox Industries, Inc.), which we acquired during fiscal year 2018 in a transaction that closed on April 10, 2018, and we excluded the approximately 75 employees of Koppers Recovery Resources LLC (formerly known as M.A. Energy Resources, LLC), which we acquired during fiscal year 2018 in a transaction that closed on February 28, 2018.

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EXECUTIVE AND DIRECTOR COMPENSATION

After identifying the median employee, as required by SEC rules, we calculated 2018 annual total compensation for both our median employee and Mr. Ball using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table in this proxy statement.

We took the following steps to determine the annual total compensation of our median employee and our CEO.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, but including the estimated value of the median employee’s health care benefits, resulting in annual total compensation of $72,192.

•	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this proxy statement. However, to maintain consistency between the annual total compensation of our CEO and the median employee, we also added the estimated value of our CEO’s health care benefits on an annualized basis (estimated for our CEO and our CEO’s eligible dependents at $12,695) to the amount reported in the Summary Compensation Table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

42    KOPPERS HOLDINGS INC. - 2019 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $20 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $40 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before January 25, 2017, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Related Party Transactions with R. Michael Johnson

On April 10, 2018, our wholly-owned subsidiary Koppers Inc. (“Koppers”) entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Cox Industries, Inc., a South Carolina corporation (“Cox”), each of the shareholders of Cox (the “Selling Shareholders”), and R. Michael Johnson, as the shareholder representative (the “Shareholder Representative”). The transactions contemplated by the Merger Agreement closed on the same day. Pursuant to the Merger Agreement, a wholly-owned subsidiary of Koppers merged with and into Cox, with Cox surviving the merger as a direct wholly-owned subsidiary of Koppers (the “Acquisition”). On April 10, 2018, Mr. Johnson, who was a shareholder and President and CEO of Cox prior to the closing of the Acquisition, was appointed as our Vice President, Koppers Utility and Industrial Products. At no time prior to April 10, 2018, was Mr. Johnson a “related person,” as such term is defined in Item 404 of Regulation S-K.

The Acquisition closed for an aggregate cash purchase price of approximately $200 million (the “Purchase Price”), subject to certain post-closing adjustments. Pursuant to the terms of the Merger Agreement, a portion of the Purchase Price equal to $10 million in the aggregate is held in escrow to satisfy payments due relating to post-closing adjustments of the Purchase Price and to secure certain indemnification obligations of the Selling Shareholders. Such amounts are disbursed pursuant to the terms of the escrow agreements entered into by and among Koppers, the Shareholder Representative, and an escrow agent in connection with the closing of the Acquisition. Mr. Johnson, directly and indirectly, owned 26.6% of Cox’s capital stock and is entitled to a proportionate amount of the Purchase Price payments, including, but not limited to, disbursements from the escrow accounts in connection with the Acquisition. In addition, pursuant to the terms of the Merger Agreement, a promissory note, dated June 9, 2016, made by Mr. Johnson to Cox in the initial principal amount of $5,000,000 was deemed discharged upon completion of the closing payments made to Mr. Johnson as a Selling Shareholder under the Merger Agreement.

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    43

AUDITORS

The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year.

Representatives of KPMG LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

We retained KPMG LLP during 2018 and 2017 to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit-related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2018	2017
Audit fees(1)	$2,952	$2,992
Audit-related fees(2)	25	41
Tax compliance(3)	126	429
Tax other(4)	616	706
All other fees	—	—
	$3,719	$4,168

(1)

Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits.

(2)	Fees related to assistance with international accounting matters.

(3)	Fees related to tax compliance review of our federal and foreign tax return filing and preparation of related calculations and transfer pricing documentation.

(4)	Fees related to United States and international tax consulting services, assistance with tax audits and advice on other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services which require pre-approval by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting. The chairman has authority to approve fees and costs of generally pre-approved services in amounts up to $100,000 per project, not to exceed an annual aggregate of $500,000. Any proposed services exceeding such levels require specific pre-approval by the audit committee.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by KPMG in 2018 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

44    KOPPERS HOLDINGS INC. - 2019 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE AN ADVISORY RESOLUTION ON OUR EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we include in this proxy statement an advisory (non-binding) shareholder vote on the compensation of our named executive officers as described in this proxy statement.

Our NEOs are identified on page 16, and the compensation of the NEOs is described on pages 16 through 39, including the “Compensation Discussion and Analysis” on pages 16 to 26. We encourage our shareholders to review these sections of the proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are based on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. At our 2018 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the

2018 annual meeting, and our shareholders overwhelmingly approved the proposal, with over 98% of the votes cast in favor.

Accordingly, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 16 to 39 of the company’s Notice of Annual Meeting & Proxy Statement for the 2019 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.”

We currently intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we welcome our shareholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote when considering future executive compensation programs.

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The board recommends that you vote “FOR” the proposal to approve the advisory resolution on our executive compensation.

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    45

PROXY ITEM 3 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

We are asking you to vote on a proposal by the audit committee to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year.

Adoption of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.

46    KOPPERS HOLDINGS INC. - 2019 Proxy Statement

GENERAL MATTERS

Annual Meeting Q&A

The board of directors is soliciting your proxy for our 2019 annual meeting of shareholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting. We began distributing the proxy materials contained in this package on or about April 1, 2019.

We will provide a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 upon request and without charge to any shareholder requesting it in writing at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. In addition, you can access that report on the SEC’s website at www.sec.gov and on our website at www.koppers.com.

Q.	Who may vote at the annual meeting?

A.

If you owned shares of our common stock at the close of business on March 18, 2019 which we refer to as the record date, you may vote your shares at the meeting. On the record date, 20,627,483 shares of our common stock were outstanding and entitled to vote. Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2018 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” or

“street name” holder of those shares. The notice of annual meeting, proxy statement, proxy card and 2018 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	How does a proxy work?

A.

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

The board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matter should properly come before the annual meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the company and its shareholders. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    47

GENERAL MATTERS

Q.	How do I vote?

A.	You may vote your shares by proxy or in person.

By proxy

•  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope.

•  If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person

All shareholders may vote in person at the annual meeting.

•  If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person.

•  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

Q.	What if I receive more than one proxy card?

A.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote. If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 50500, Louisville, KY 40233, at its toll-free number (866-293-5637) or on its website at https://www-us.computershare.com/investor/Contact with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Q.	What is a quorum?

A.

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of shares of our common stock outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Abstentions and broker non-votes (as defined below) will be considered to be represented at the meeting in determining the presence of a quorum.

Q.	What vote is needed for the proposals to be adopted?

A.	You have one vote for each share that you held on the record date for each proposal.

Our bylaws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. As a result, any nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the annual meeting will be elected as a director. Any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

All other matters to be voted on at the annual meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Any abstentions or broker non-votes are not votes cast for purposes of Proposals 1, 2 and 3 do not count either for or against those proposals. Accordingly, abstentions and broker non-votes will not affect the outcome of Proposals 1, 2, or 3.

Q.	Does Koppers have a recommendation on voting?

A.	The board of directors recommends a vote FOR the election of all nominees as directors, and FOR Proposals 2 and 3.

48    KOPPERS HOLDINGS INC. - 2019 Proxy Statement

GENERAL MATTERS

Q.	What are broker non-votes?

A.

The NYSE permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 3 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	What can I do if I change my mind after I vote my shares?

A.	If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary at the address given on page 9;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting in person by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q.	Who counts the votes cast at the annual meeting?

A.	Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Q.	Who will pay for the cost of this proxy solicitation?

A.

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare/Georgeson to handle search and distribution services for proxy materials. We will pay Computershare/Georgeson an estimated fee of $1,900, plus its reasonable expenses, for these services.

Q.	Will my vote be confidential?

A.	Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2018, with the exception of the Form 4 filed on January 22, 2019 for Christian A. Nielsen relating to his sales of stock on June 6, 2018 and June 12, 2018, which was inadvertently filed late.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2020 annual meeting, your shareholder proposal must be received by our corporate secretary on or before December 3, 2019.

If you intend to present business for consideration at our 2020 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.05 of our bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our bylaws, in order to be timely your notice must be received by our corporate secretary (1) if the meeting is to be held on a date that is within 30 days before or 30 days after the anniversary date of the prior annual meeting, not less than 120 days nor more than 150 days prior to such annual meeting, or (2) if the meeting is to be held on a date that is not within 30 days before or 30 days after the anniversary date of the prior annual meeting, not later than the tenth day following the day on which notice of the date of the meeting was mailed or the first public disclosure of the date of such meeting was made, whichever occurs first.

The proposal must set forth the following:

•	A description of the business desired to be brought before the meeting, the reasons for such business and the text of any proposal;

•	Any material interest of such shareholder or any person controlled by or controlling such shareholder and beneficial owners (a “Shareholder Associated Person”) in such business;

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    49

GENERAL MATTERS

•	A representation that the shareholder intends to appear in person or by proxy to bring the business before the meeting;

•	The total number of shares that will be voted by such shareholder; and

•	As it relates to such shareholder and any Shareholder Associated Person and, as applicable, the proposal, the following information:

•	Their name and address;

•	Class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company;

•	A representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders;
•	Whether hedging or other transactions have been made to mitigate a loss of such person; and

•	Any other information relating to each party that would be required to be disclosed in a proxy statement.

By Order of the Board of Directors

Steven R. Lacy

Chief Administrative Officer,

General Counsel and Secretary

April 1, 2019

50    KOPPERS HOLDINGS INC. - 2019 Proxy Statement

ANNEX A — Unaudited Reconciliations of Non-GAAP Financial Measures

This proxy statement contains the following non-GAAP financial measures: adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA margin and adjusted earnings per share (“EPS”).

We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EPS provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, the board of directors and executive management team use adjusted EBITDA as performance measures under the company’s annual incentive plan.

Although we believe that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than our company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(In millions, except Adjusted EBITDA Margin)

	Year ended December 31,
	2018	2017
Net income	$29.2	$30.5
Interest expense	56.3	42.5
Loss on extinguishment of debt	—	13.3
Depreciation and amortization	54.8	62.8
Income taxes	26.0	29.0
(Income) loss from discontinued operations	(0.4)	0.8
EBITDA with noncontrolling interests	165.9	178.9
Unusual items impacting net income
Impairment, restructuring and plant closure costs	23.5	15.9
Non-cash LIFO expense (benefit)	12.6	(0.5)
Mark-to-market commodity hedging loss (gain)	6.9	(3.5)
UIP inventory purchase accounting adjustment	6.0	—
Acquisition closing costs	3.1	—
Contract buyout	1.6	—
Sale of land	1.1	—
Sale of specialty chemicals business	0.9	—
Pension settlement charge	—	10.0
Reimbursement of environmental costs	—	(0.4)
Total adjustments	55.7	21.5
Adjusted EBITDA with noncontrolling interests	$221.6	$200.4
Net sales	$1,710.2	$1,475.5
Adjusted EBITDA margin	13.0%	13.6%

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    A-1

ANNEX A — UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Year ended December 31,
	2018	2017
Net income attributable to Koppers	$23.4	$29.1
Unusual items impacting pre-tax income
Impairment, restructuring and plant closure costs	27.1	33.3
Non-cash LIFO expense (benefit)	12.6	(0.5)
Mark-to-market commodity hedging loss (gain)	6.9	(3.5)
UIP inventory purchase accounting adjustment	6.0	—
Acquisition closing costs	3.1	—
Contract buyout	1.6	—
Sale of land	1.1	—
Sale of specialty chemicals business	1.0	—
Debt refinancing costs	—	13.3
Pension settlement charge	—	10.0
Reimbursement of environmental costs	—	(0.4)
Total adjustments	59.4	52.2
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(13.0)	(21.8)
Income tax - U.S. Tax Reform	5.3	20.5
Noncontrolling interests	—	0.2
Effect on adjusted net income	51.7	51.1
Adjusted net income including discontinued operations	75.1	80.2
(Income) loss from discontinued operations	(0.4)	0.8
Adjusted net income	$74.7	$81.0

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(In millions except share and per share amounts)

	Year ended December 31,
	2018	2017
Net income attributable to Koppers	$23.4	$29.1
Adjusted net income (from above)	$74.7	$81.0
Denominator for diluted earnings per share (in thousands)	21,326	22,000
Earnings per share:
Diluted earnings per share	$1.10	$1.32
Adjusted earnings per share	$3.50	$3.68

A-2    KOPPERS HOLDINGS INC. - 2019 Proxy Statement

ANNEX A — UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

UNAUDITED RECONCILIATION OF SEGMENT OPERATING PROFIT TO ADJUSTED EBITDA1

(in millions)

	Year Ended December 31, 2018
	Railroad and Utility Products and Services	Performance Chemicals	Carbon Materials and Chemicals	Corporate	Consolidated
Operating profit (loss)	$5.9	$36.2	$70.7	$(2.4)	$110.4
Other income (loss)	(0.2)	2.4	1.9	(3.4)	0.7
Depreciation	17.7	17.8	15.3	—	50.8
Depreciation in impairment and restructuring charges	—	—	4.0	—	4.0
Earnings before interest, taxes, depreciation and amortization (EBITDA)	23.4	56.4	91.9	(5.8)	165.9
Adjustments to EBITDA:
CMC restructuring	—	—	22.7	—	22.7
Non-cash LIFO expense	8.7	—	3.9	—	12.6
Mark-to-market commodity hedging loss	—	6.9	—	—	6.9
UIP inventory purchase accounting adjustment	6.0	—	—	—	6.0
Acquisition closing costs	—	—	—	3.1	3.1
Contract buyout	1.6	—	—	—	1.6
Sale of land	—	(1.1)	—	2.2	1.1
Sale of specialty chemicals business	—	—	0.9	—	0.9
RUPS treating plant closures	0.8	—	—	—	0.8
Adjusted EBITDA	$40.5	$62.2	$119.4	$(0.5)	$221.6

(1)

A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

KOPPERS HOLDINGS INC. - 2019 Proxy Statement    A-3

Koppers is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds for the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.WWW.KOPPERS.COM

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

1.	PROPOSAL FOR ELECTION OF DIRECTORS												+
	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Leroy M. Ball, Jr.	☐	☐	☐	02 - Sharon Feng	☐	☐	☐	03 - Traci L. Jensen	☐	☐	☐

	04 - David L. Motley	☐	☐	☐	05 - Albert J. Neupaver	☐	☐	☐	06 - Louis L. Testoni	☐	☐	☐

	07 - Stephen R. Tritch	☐	☐	☐	08 - Sonja M. Wilkerson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐	3.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 P C F	+

02Z6FC

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 2, 2019.

The Proxy Statement and the 2018 Annual Report to Shareholders are available at: www.proxydocs.com/KOP

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Koppers Holdings Inc.	+

ANNUAL MEETING OF SHAREHOLDERS – MAY 2, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Michael J. Zugay and Steven R. Lacy or either of them, as proxies, each with the power to act without the other and power of substitution, and herby authorizes them to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 18, 2019, at the Annual Meeting to be held on May 2, 2019, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Michael J. Zugay and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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